Exhibit 99.1

FOR RELEASE AT 4:00 PM CST
Contact:  Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
TEMPORARILY SUSPENDING QUARTERLY DIVIDEND PAYMENT

Milwaukee, Wisconsin – February 27, 2009 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) announced today that the Company’s Board of Directors, at its regular quarterly meeting on February 26, 2009, took action to temporarily suspend payment of its quarterly dividend.

Harold M. Stratton II, STRATTEC’s Chairman, President & CEO commented:  “While the Company’s current financial position is strong, our Board of Directors believes that during the unprecedented economic conditions we are facing, the use of cash to sustain and enhance the business is of major strategic importance.

“Part of our strategy during these troubled economic times is to be prepared for opportunities that arise out of the stress in the automotive supply base.  We have already identified several such opportunities which we are currently evaluating.  We expect that many more opportunities will be identified in the  months to come.  Our ability to quickly respond to those opportunities that may have value for our business is to a large degree dependent on our cash resources.  We therefore believe that the prudent and strategically optimal action for the long term benefit of our Company and its shareholders is to suspend our quarterly dividend.”

STRATTEC designs, develops, manufactures and markets automotive Security Products including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings; and Access Control Products including latches, power sliding side door systems, power lift gate systems, power deck lid systems and related products. These products are provided to customers in North America, and on a global basis through the VAST Alliance in which STRATTEC participates with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  STRATTEC’s history in the automotive business spans 100 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and costs of operations.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.